Exhibit 5(b)

LETTERHEAD OF THELEN REID BROWN RAYSMAN & STEINER LLP

January 8, 2008

Northwest Natural Gas Company

220 N.W. Second Avenue

Portland, Oregon 97209

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof by Northwest Natural Gas Company (the “Company”) (a) for the registration under the Securities Act of 1933, as amended (“Securities Act”), of an unspecified amount of (i) First Mortgage Bonds (“Bonds”), (ii) unsecured debt securities (“Unsecured Debt Securities”), (iii) junior subordinated debentures (“Junior Subordinated Debentures”), (iv) preferred stock (“Preferred Stock”), (v) common stock (“Common Stock”), (vi) contracts to purchase shares of the Company (“Stock Purchase Contracts”) and (vii) units, each comprised of a Stock Purchase Contract and either Bonds, Unsecured Debt Securities, Junior Subordinated Debentures or debt obligations of third parties (including United States Treasury securities), in each case pledged to secure the holder’s obligation to purchase shares under the Stock Purchase Contract (“Stock Purchase Units”), to be issued by the Company, and (b) for the qualification under the Trust Indenture Act of 1939, as amended, of the Company’s Mortgage and Deed of Trust, as supplemented (“Mortgage”), under which the Bonds are to be issued, the Company’s Indenture (“Indenture”), under which the Unsecured Debt Securities are to be issued, the Company’s Subordinated Indenture (“Subordinated Indenture”), under which the Junior Subordinated Debentures are to be issued and the Company’s Purchase Contract Agreement, under which the Stock Purchase Contracts and Stock Purchase Units are to be issued, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

Based upon the foregoing, we are of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon.

2. When issued and delivered as contemplated in the Registration Statement and a prospectus supplement with respect thereto:

a) the Bonds will be legally issued and binding obligations of the Company;

b) the Unsecured Debt Securities will be legally issued and binding obligations of the Company;

c) the Junior Subordinated Debentures will be legally issued and binding obligations of the Company;

d) the Stock Purchase Contracts and the Stock Purchase Units will be legally issued and binding obligations of the Company;

e) the Preferred Stock will be legally issued, fully paid and non-assessable; and

f) the Common Stock will be legally issued, fully paid and non-assessable.

For purposes of the opinions set forth above, we have assumed that:

a) the securities which are the subject of such opinions will be issued and sold against payment therefor in compliance with the due authorization of the Company’s Board of Directors or a duly authorized committee thereof in resolutions establishing or approving the terms and provisions thereof or, in the case of the Preferred Stock, the relative rights and preferences of such shares, and in compliance with an appropriate order or orders of the Public Utility Commission of Oregon and the Washington Utilities and Transportation Commission;

b) in the case of the Bonds, the Unsecured Debt Securities, the Junior Subordinated Debentures, the Stock Purchase Contracts and the Stock Purchase Units, the terms and provisions of such securities shall have been established in accordance with the Mortgage, the Indenture, the Subordinated Indenture and the Purchase Contract Agreement, respectively; and

c) in the case of the Preferred Stock, a certificate of designation with respect to the resolutions establishing the relative rights and preferences of such shares shall have been filed with the Secretary of State of the State of Oregon in the form and manner required by law.

This opinion is limited to the laws of the States of New York and Oregon and the federal laws of the United States. As to all matters of Oregon law, we have relied upon an opinion of even date herewith addressed to you by Margaret D. Kirkpatrick, Esq., which is filed as Exhibit 5(a) to the Registration Statement.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, as it may be amended, and consent to such references to our firm as may be made in such Registration Statement and in the Prospectus. In giving the foregoing consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ THELEN REID BROWN RAYSMAN & STEINER LLP

THELEN REID BROWN RAYSMAN & STEINER LLP